Exhibit (a)(1)(i)

OFFER BY

PIONEER FLOATING RATE TRUST

TO PURCHASE FOR CASH UP TO

50% OR 12,369,087 OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST AT 98.5%

OF NET ASSET VALUE PER SHARE

THE FUND’S OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME

ON DECEMBER 22, 2020, UNLESS THE OFFER IS EXTENDED

On August 31, 2020, the Board of Trustees (the “Board”) of Pioneer Floating Rate Trust, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company (the “Fund”), authorized a tender offer for the outstanding common shares of beneficial interest of the Fund (the “Common Shares” or “Shares”). The Fund is commencing an offer to purchase up to 50% of its issued and outstanding Common Shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If more than 50% of the Fund’s Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis. The Offer is for cash at a price per Share equal to 98.5% of the net asset value per Share (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the business day after the Offer expires. The Offer period and withdrawal rights will expire at 5:00 p.m. Eastern Standard Time on December 22, 2020, unless extended, upon the terms and subject to the conditions of the Offer. The Offer is designed to provide shareholders of the Fund with the opportunity to redeem some or all of their Shares at a price very close to NAV should they wish to do so.

None of the Fund, the Board nor Amundi Pioneer Asset Management, Inc., the investment adviser for the Fund (“Amundi Pioneer”), makes any recommendation to any holder of Common Shares (“Shareholders”) as to whether to tender any or all of such Shareholder’s Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund or Amundi Pioneer.

You may direct questions and requests for assistance to AST Fund Solutions, LLC, the information agent (“Information Agent”) for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may obtain additional copies of this Offer to Purchase, the Letter of Transmittal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Common Shares, you need not take any action.

If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

THIS OFFER TO PURCHASE AND THE FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

November 23, 2020

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 50% of the outstanding Common Shares of the Fund

PRICE OFFERED PER SHARE:	98.5% of the net asset value per Share (“NAV”) of the Shares

SCHEDULED EXPIRATION DATE:	December 22, 2020

PURCHASER:	Pioneer Floating Rate Trust

This Summary Term Sheet highlights certain information in this Offer to Purchase for a Shareholder (as defined herein). To understand the Offer (as defined herein) fully and for a more complete description of the terms of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

What and how many securities is Pioneer Floating Rate Trust (the “Fund”) offering to purchase?

The Board of Trustees of the Fund (the “Board”) has authorized the Fund to conduct a cash tender offer to purchase up to 50% or 12,369,087 (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or the “Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased. For more information see Section 1, “Terms of the Offer; Expiration Date.”

How much and in what form will the Fund pay me for my Shares?

The Fund will pay cash for Shares purchased pursuant to the Offer. The purchase price will equal 98.5% of the NAV as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on the next trading day after the Offer expires (or if the Offer is extended, on the next trading day after the day to which the Offer is extended), upon specified terms and subject to the conditions of the Offer.

The Shares are currently traded on the NYSE under the ticker symbol “PHD.” The NAV was $11.10 at the close of regular trading on the NYSE on November 12, 2020. As of November 12, 2020, there were 24,738,174 Shares issued and outstanding. Note that the NAV can change every business day. During the pendency of the Offer, current NAV quotations can be obtained from AST Fund Solutions, LLC, the information agent for the Offer (“Information Agent”), by calling at (877) 478-5039. For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 5, “Acceptance for Payment and Payment.”

When does the Offer expire? Can the Fund extend the Offer, and if so, when will the Fund announce the extension?

•

The Offer expires on December 22, 2020 at 5:00 p.m., Eastern Standard Time, unless the Fund extends the Offer. The later of December 22, 2020 and the latest time or date to which the Offer is extended is hereinafter called the “Expiration Date.”

•

The Fund may extend the Offer period at any time. If it does, the Fund will determine the purchase price as of the close of regular trading on the NYSE on the next trading day after the new Expiration Date.

•	If the Offer period is extended, the Fund will make a public announcement of the extension no later than the next trading day following the previously scheduled Expiration Date.

For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 2, “Extension of Tender Period; Termination; Amendment.”

Will I have to pay any fees or commissions on Shares I tender?

Shares will be purchased at 98.5% of the Fund’s NAV to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Excess costs associated with the tender will be charged against the Fund’s capital. Excess fees collected, if any, will be returned to the Fund. No separate fees or commissions will be payable to the Fund in connection with the Offer. However, brokers, dealers, or other persons may charge Shareholders a fee for soliciting tenders for Shares by the Fund pursuant to the Offer. Shareholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs. Please contact the American Stock Transfer & Trust Company, LLC (the “Depositary”) for more details. For more information see Section 1, “Terms of the Offer; Expiration Date,” Section 5, “Acceptance for Payment and Payment” and Section 14, “Fees and Expenses.”

Does the Fund have the financial resources to pay me for my Shares?

Yes. The Fund expects to first use cash on hand to fund the repurchase of Shares in the Offer, and then intends to sell portfolio securities to raise any additional cash needed for the repurchase of Shares. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares. For more information see Section 8, “Source and Amount of Funds; Effect of the Offer.”

How do I tender my Shares?

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other Shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form at its address set forth on page 8 of this Offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 3.C of this Offer to Purchase. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires.

Is there a limit on the number of Shares I may tender?

No. However, only 12,369,087 of the Fund’s outstanding Shares will be accepted for tender.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes. You may withdraw your tendered Shares at any time prior to 5:00 p.m., Eastern Standard Time, on December 22, 2020 (or if the Offer is extended, at any time prior to 5:00 p.m., Eastern Standard Time, on the new Expiration Date). In addition, after the Offer expires, you may withdraw your tendered Shares if the Fund has not yet accepted tendered Shares for payment by 5 p.m., Eastern Standard Time, on December 31, 2020.

Withdrawals of tenders of Common Shares may not be rescinded, and any Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3 of this Offer to Purchase at any time before the Expiration Date (including any extension period). For more information see Section 4, “Withdrawal Rights.”

How do I withdraw tendered Shares?

If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or

•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

For more information see Section 4, “Withdrawal Rights.”

What are the tax consequences of tendering my Shares?

The exchange of Shares for cash pursuant to the Offer by a U.S. Shareholder (as defined in Section 6) other than a U.S. Shareholder that is generally exempt from U.S. federal income tax or that holds Shares through a tax-advantaged arrangement generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Shares for cash generally will be treated either as (i) a “sale or exchange” of the Shares, or (ii) a distribution with respect to the Shares that is treated in whole or in part as taxable distribution. Please consult your tax advisor as to the tax consequences of tendering your Shares in the Offer. For more information see Section 6, “Certain U.S. Federal Income Tax Consequences.”

What is the purpose of the Offer?

The purpose of the Offer is pursuant to a settlement agreement made by the Board with Saba Capital Management, L.P. (“Saba”) and certain associated parties to conduct a tender offer for Shares of the Fund. Pursuant to the settlement agreement, Saba, a holder of the Fund’s Common Shares, agreed to withdraw its nominations of three candidates for election to the Board and its proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer, and to terminate its proxy contest at the Fund’s 2020 Annual Meeting of Shareholders.

Amundi Pioneer recommended, and the Board agreed, that it is in the best interests of the Fund to conduct the Offer upon the terms specified in this Offer to Purchase and the Letter of Transmittal. Among other things, the Board considered that this Offer (i) will provide Shareholders with partial liquidity at close to NAV, (ii) because the Offer would be conducted at a 1.5% discount to NAV, the Offer would result in immediate accretion to the NAV of the Shares of remaining Shareholders, and (iii) per the settlement agreement, Amundi Pioneer has agreed to waive or reimburse ordinary operating expenses of the Fund for a period of time following the completion of the Offer so that such expenses do not exceed the annualized rate of 1.94% of average daily net assets of the Shares. The Board also considered that the Offer may also have certain negative consequences for the Fund, including (a) a decrease in net assets, (b) potential disruptions in portfolio management, (c) expenses associated with conducting the Offer, and (d) potential adverse tax consequences to the Fund and the Shareholders. The Board also considered that the settlement agreement with Saba avoided a proxy contest with Saba and associated expenses for the Fund.

Please bear in mind that none of the Fund, the Board, or Amundi Pioneer has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender. For more information see Section 9, “Purpose of the Offer.”

What are the most significant conditions of the Offer?

The Fund will not accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board, would make it inadvisable to proceed with the Offer, purchase or payment. The following is only a summary of the conditions. For a complete list of the conditions of the Offer, please see Section 13, “Conditions of the Offer.”

•	The purchase of Shares in the Offer would result in the delisting of the Shares from the NYSE.

•	The purchase of Shares in the Offer could affect the Fund’s ability to qualify for treatment as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”).

•	A legal order issued by any court or other governmental or regulatory authority of competent jurisdiction in effect that prevents, prohibits or enjoins the consummation of the Offer.

•	The suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC.

•	Declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State.

What action need I take if I decide not to tender my Shares?

None.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares (or if you own Shares following completion of the Offer), your percentage ownership interest in the Fund will increase after the completion of the Offer and you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility that the Fund will have to make additional taxable distributions to Shareholders as a result of recognizing income or gain from the sale of portfolio securities to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased and may have an adverse effect on the Fund’s investment performance. For more information see Section 8, “Source and Amount of Funds; Effect of the Offer” and Section 14, “Fees and Expenses.”

Whom do I contact if I have questions about the Offer?

If you own Common Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also contact AST Fund Solutions, LLC, the Information Agent, toll-free at (877) 478-5039, Monday through Friday, 9 a.m. to 5 p.m., Eastern Standard Time.

To the holders of Common Shares (“Shareholders”) of PIONEER FLOATING RATE TRUST (the “Fund”):

The Fund is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a diversified, closed-end management investment company, which is offering to purchase up to 50% or 12,369,087 (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or “Shares”) for cash at a price equal to 98.5% of the net asset value per Share (“NAV”) as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on December 23, 2020 (or, if the Offer is extended, on the next trading day after the Offer expires). The Offer period and withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on December 22, 2020 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest time and date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”).

The Shares are currently traded on the NYSE under the ticker symbol “PHD.” The NAV was $11.10 at the close of regular trading on the NYSE on November 12, 2020. As of November 12, 2020, there were 24,738,174 Shares issued and outstanding. Note that the NAV can change every business day. You can obtain current NAV quotations from AST Fund Solutions, LLC, the information agent for the Offer (“Information Agent”), by calling at (877) 478-5039.

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, “Terms of the Offer; Expiration Date.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Common Shares, you need not take any action.

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS

OF THE FUND AND IS NOT CONDITIONED UPON ANY

MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.

SEE SECTION 13, “CONDITIONS OF THE OFFER.”

IMPORTANT

None of the Fund, its Board, or Amundi Pioneer makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. To the Fund’s knowledge, none of the Fund’s Trustees, officers or investment adviser intend to tender any Shares pursuant to the Offer.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

The Information Agent for the Offer is:

AST Fund Solutions, LLC

55 Challenger Road, 2nd Floor

Ridgefield Park, NJ 07660

All Holders Call Toll Free: (877) 478-5039

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Mail:	By Hand, Express Mail, Courier or Other Expedited Service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE

The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment and thereby purchase up to the Offer Amount of its issued and outstanding Shares or such lesser number as are properly tendered (and not withdrawn in accordance with Section 4, “Withdrawal Rights”). The purchase price of the Shares will be 98.5% of their NAV computed as of the close of regular trading on the NYSE on the next trading day after the Expiration Date. The Fund reserves the right to extend the Offer to a later Expiration Date. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than the next trading day after the Offer otherwise would have expired. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering Shareholder to withdraw their Shares.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is being made to all Shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued Shares of the Fund. Under no circumstances will interest be paid on the Offer price for tendered Common Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Shares.

Shares will be purchased at 98.5% of the NAV to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Excess costs associated with the tender will be charged against the Fund’s capital. Excess fees collected, if any, will be returned to the Fund. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge you a service or other fee for participation in the Offer. Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 5, “Acceptance for Payment and Payment.”

On November 12, 2020, there were 24,738,174 Shares issued and outstanding and there were approximately 7 holders of record of the Shares. To the Fund’s knowledge, none of the Fund’s Trustees, officers or investment adviser intend to tender any Shares pursuant to the Offer.

2.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to American Stock Transfer & Trust Company, LLC (the “Depositary”) and making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of regular trading on the NYSE on the next trading day after the newly designated Expiration Date. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares, in each case upon the occurrence of any of the conditions specified in Section 13, “Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. If the Fund extends the Offer period, a public announcement will be made no later than the next trading day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-l(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Exchange Act (Rules 13e-4(d)(2) and 13e-4(e)(3)). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Expiration Date is less than ten business days away, the Expiration Date will be extended at least ten business days from the date of the notice.

3.	PROCEDURES FOR TENDERING COMMON SHARES

A.	Proper Tender of Shares.

Holders of Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. Eastern Standard Time on the Expiration Date:

(a)

A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or an Agent’s Message in the case of a book-entry transfer, as described in Section 3.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page 8 of this Offer; and

(b)	The tendering Shareholder must comply with the book-entry delivery procedure set forth in Section 3.C.

If the Letter of Transmittal or any stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Fund.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the Offer within the period specified in the Offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation that (x) such Shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (y) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering Shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (1) transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (2) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (3) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder with respect to the tendered Shares (and, if given, will be null and void).

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering Shareholder shall be deemed to represent and warrant that: (A) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (B) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (C) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (D) the tendering Shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B.	Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if a check for cash is to be issued in a name other than that of the registered owner of the tendered Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. Shareholders should contact the Depositary for a determination as to whether a particular institution is such an Eligible Guarantor. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C.	Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (“DTC”) for purposes of the Offer. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of Shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page 8 of this Offer to Purchase before 5:00 p.m. Eastern Standard Time on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (a) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (b) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D.	Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. None of the Fund, Amundi Pioneer, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

E.	Federal Income Tax Withholding.

Payments made to tendering Shareholders pursuant to the Offer may be subject to withholding pursuant to the Code, and the regulations thereunder. For an additional discussion of such withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering and non-tendering Shareholders, see Section 6, “Certain U.S. Federal Income Tax Consequences.”

4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. Eastern Standard Time on the Expiration Date. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. After the Offer expires, you may withdraw your tendered Shares if the Fund has not yet accepted tendered Shares for payment by 5 p.m., Eastern Standard Time, on December 31, 2020.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 8 of this Offer. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered, if different from the name of the person who tendered the Shares. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 3, “Procedures for Tendering Common Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding.

None of the Fund, Amundi Pioneer, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3, “Procedures for Tendering Common Shares,” prior to 5:00 p.m. Eastern Standard Time on the Expiration Date.

5.	ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Common Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date of the Fund’s Offer. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering Shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time and will depend upon when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if a Shareholder withdraws tendered Shares, (a) the shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, and (b) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 13, “Conditions of the Offer.”

6.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Common Shares by the Fund from Shareholders pursuant to the Offer. This summary is based on U.S. federal income tax law as of the date the Offer begins, including the Code, Treasury regulations promulgated thereunder, judicial authority and published administrative rulings and other guidance of the IRS, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. The discussion does not take into account any considerations that may be relevant to Shareholders in light of their particular circumstances or to special classes of taxpayers, including, among others, dealers in securities (or other persons not holding Shares as capital assets or that have elected mark-to-market treatment), Shareholders who received Shares as compensation, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, real estate mortgage conduits, S corporations, Shareholders that are subject to the alternative minimum tax, Shareholders that are subject to the income inclusion timing rules of Code Section 451(b), U.S. Shareholders whose functional currency is not the U.S. dollar, Shareholders holding Shares as part of a straddle, hedge, conversion or other integrated transaction, Shareholders classified as partnerships or other pass-through entities (including so-called grantor trusts) for U.S. federal income tax purposes (or persons holding indirect interests in the Fund through such investors), Shareholders subject to the rules applicable to expatriates under the Code, tax-exempt entities, or governments, agencies or instrumentalities thereof, or “controlled entities” thereof. Shareholders should also consult their own tax advisers regarding their particular situation and the potential tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer, including potential state, local and foreign taxation, as well as any applicable transfer taxes.

As used herein, the term “U.S. Shareholder” means a Shareholder who is (i) a citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. The term “Non-U.S. Shareholder” refers to a Shareholder who is neither a U.S. Shareholder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

U.S. Shareholders. For U.S. federal income tax purposes, a U.S. Shareholder whose Shares are repurchased pursuant to the Offer will generally be treated as having sold such Shares and will recognize gain or loss equal to the difference between the amount realized and the Shareholder’s adjusted basis in such Shares, if, after the application of certain constructive ownership rules, (a) such Shareholder tenders, and the Fund repurchases, all of such Shareholder’s Shares (i.e., the purchase reduces the Shareholder’s percentage ownership of the Fund to 0%) or such Shareholder meets certain numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Fund following the completion of the Offer, or (b) the tender otherwise is treated as a distribution that is “not essentially equivalent to a dividend” under the relevant rules of the Code. For these purposes, a redemption of a Shareholder’s Shares is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of the Shareholder’s percentage interest in the Fund. Whether a reduction is “meaningful” with respect to a tendering Shareholder depends on that Shareholder’s particular facts and circumstances. If a Shareholder tenders, or the Fund repurchases, fewer than all of the Shares that such Shareholder owns or is considered to own, the repurchase might not qualify as a sale or exchange.

If a sale of Shares by a Shareholder in the Offer is treated as a sale or exchange for U.S. federal income tax purposes, any gain or loss recognized by the Shareholder will generally be treated as capital gain or loss if the Shares sold are held by the Shareholder at the time of sale as capital assets, and such gain or loss will be treated as long-term capital gain or loss if the Shares have been held for more than one year or as short-term capital gain or loss if the Shares have been held for one year or less.

The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate U.S. Shareholder is currently the same as the applicable ordinary income rate, whereas long-term capital gains of a non-corporate U.S. Shareholder are subject to tax at reduced rates. In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains, and (ii) any net gain recognized from the sale, exchange or other taxable disposition of Shares.

In the event that a tendering Shareholder’s ownership of the Fund is not reduced to the extent required under the tests described above, such Shareholder will be deemed to receive a distribution from the Fund under Section 301 of the Code with respect to the Shares held (or deemed constructively held under Section 318 of the Code) by the Shareholder after the tender (a “Section 301 distribution”). Such distribution, which will equal the price paid by the Fund to such Shareholder for the Shares sold, will be taxable as a dividend to the extent of the Fund’s current and accumulated earnings and profits allocable to such distribution, with any excess treated as a return of capital reducing the Shareholder’s tax basis in the Shares held after the Offer, and thereafter as capital gain. In the case of a tendering Shareholder that is a corporation treated as receiving a Section 301 distribution from the Fund in connection with the transaction, special basis adjustments may also apply with respect to any Shares of such Shareholder not repurchased in connection with the Offer.

To the extent attributable to the Fund’s income other than net capital gain and “qualified dividend income”, such a dividend will generally be characterized as ordinary income. Taxes on the portion of such dividend derived from the Fund’s capital gains will be determined by how long the Fund owned the investments that generated them, rather than how long the Shareholder has owned its Shares. In general, the Fund will recognize long-term capital gain or loss on investments it has owned for more than one year, and short-term capital gain or loss on investments it has owned for one year or less. Tax rules can alter the Fund’s holding period in investments and thereby affect the tax treatment of gain or loss on such investments. To the extent the dividend is derived from net capital gain (that is, the excess of net long-term capital gain over net short-term capital loss, in each case determined with reference to any loss carryforwards) earned by the Fund and is properly reported by the Fund as a capital gain dividend, the distribution will be treated as long-term capital gains includible in a Shareholder’s net capital gain. To the extent the dividend is based on net short-term capital gain (as reduced by any net long-term capital loss for the taxable year), it will be characterized as ordinary income.

Provided that no tendering Shareholder is treated as receiving a Section 301 distribution as a result of the Offer, Shareholders whose percentage ownership of the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase. In the event that any tendering Shareholder is deemed to receive a Section 301 distribution as a result of the Offer, it is possible that Shareholders whose percentage ownership of the Fund increases as a result of the Offer, including Shareholders who do not tender any Shares pursuant to the Offer, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount determined by the increase in their percentage ownership of the Fund as a result of the Offer. Shareholders are urged to consult their own tax advisors regarding the possibility of being deemed to have received constructive distributions in connection with the tender of Shares by other Shareholders pursuant to the Offer.

Under the “wash sale” rules under the Code, provided the tender of Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Shareholder acquires other Shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a Shareholder on the sale of a Share held by the Shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the Shareholder with respect to such Share. A Shareholder’s ability to use capital losses may be limited under the Code.

Non-U.S. Shareholders. Provided the sale of Shares pursuant to the Offer is treated as a sale or exchange for U.S. federal income tax purposes, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will generally not be subject to any U.S. tax withholding and, provided such gain is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Shareholder, will not be subject to U.S. federal income tax.

If, however, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder were to be treated for U.S. federal income tax purposes as a distribution by the Fund that is treated as a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the Shareholder’s increase in its percentage ownership of the Fund resulting from other Shareholders’ sale of Shares pursuant to the Offer, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). If any gain or dividend income realized in connection with the tender of Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Shareholder, such gain or dividend will be taxed at the rates applicable to U.S. Shareholders. In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on such effectively connected income.

In order to qualify for any exemptions from withholding described above or for lower withholding tax rates under an applicable income tax treaty, a Non-U.S. Shareholder must comply with special certification and filing requirements relating to its non-U.S. status (including, in general, by furnishing an IRS Form W-8BEN, W-8BEN-E, Form W-8IMY, Form W-8ECI or other form). Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.

Backup Withholding. The Fund is generally required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any individual Shareholder who fails to properly furnish the Fund with a correct taxpayer identification number, who has under-reported dividend or interest income, or who fails to certify to the Fund that he or she is not subject to such withholding. The backup withholding rate is currently 24%.

Shareholders should provide the Fund with a completed IRS Form W-9, W-8BEN, W-8BEN-E, Form W-8IMY, or Form W-8ECI, as applicable, or other appropriate form in order to avoid backup withholding on the amounts they receive from the Fund with respect to their tendered Shares. Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability, provided the appropriate information is furnished to the IRS.

Other Tax Consequences. The Fund’s purchase of Shares in the Offer may directly result in a limitation, or contribute to a subsequent limitation, on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, Shareholders who remain Shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Any sales of securities by the Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders, including distributions taxable as ordinary income. See “Recognition of Capital Gains” below.

Under Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss with respect to Shares of $2 million or more in the case of an individual Shareholder or $10 million or more in the case of a corporate Shareholder (or certain greater amounts over a combination of years), such Shareholder must file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, Shareholders of a regulated investment company are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

FATCA Withholding. Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Fund to withhold 30% of certain ordinary dividends it pays to Shareholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. person or non-U.S. individual that timely provides the certifications required by the Fund or its agent on a valid IRS Form W-9 or applicable IRS Form W-8, respectively. Shareholders potentially subject to withholding include foreign financial institutions (“FFIs”), such as non-U.S. investment funds, and non-financial foreign entities (“NFFEs”). To avoid withholding under FATCA, an FFI generally must enter into an information sharing agreement with the IRS in which it agrees to report certain identifying information (including name, address, and taxpayer identification number) with respect to its U.S. account holders (which, in the case of an entity Shareholder, may include its direct and indirect U.S. owners), and an NFFE generally must identify and provide other required information to the Fund or other withholding agent regarding its U.S. owners, if any. Such Non-U.S. Shareholders also may fall into certain exempt, excepted or deemed-compliant categories as established by regulations and other guidance. A Non-U.S. Shareholder in a country that has entered into an intergovernmental agreement with the U.S. to implement FATCA will be exempt from FATCA withholding provided that the Shareholder and the applicable foreign government comply with the terms of such agreement. Non-U.S. Shareholders should consult their own tax advisers regarding the impact of FATCA in connection with the Offer.

Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.

7.	PRICE RANGE OF SHARES

The Shares are traded on the NYSE. During each completed fiscal quarter of the Fund during the past two fiscal years and during the current fiscal year, the highest and lowest NAV, market price per Share, and period-end NAV and market price per Share (as of the close of regular trading on the NYSE on the last day of such periods) were as follows:

Fiscal Quarter Ended	NAV( $)			Market Price ($)
	High	Low	Close	High	Low	Close
2/28/2018	$12.48	$12.33	$12.44	$11.76	$11.35	$11.45
5/31/2018	$12.45	$12.35	$12.36	$11.80	$11.35	$11.39
8/31/2018	$12.40	$12.29	$12.33	$11.43	$10.93	$11.02
11/30/2018	$12.36	$12.05	$12.05	$11.12	$10.40	$10.40
2/28/2019	$12.06	$11.56	$12.05	$10.73	$9.68	$10.65
5/31/2019	$12.15	$11.95	$12.02	$10.84	$10.29	$10.31
8/31/2019	$12.08	$11.95	$11.98	$10.69	$10.28	$10.39
11/30/2019	$12.04	$11.79	$11.83	$10.66	$10.32	$10.53
2/28/2020	$12.08	$11.73	$11.73	$11.19	$10.32	$10.32
5/31/2020	$11.70	$8.50	$10.20	$10.76	$6.68	$8.97
8/31/2020	$10.87	$10.22	$10.87	$9.95	$9.09	$9.77

The Fund intends to declare and pay a dividend to common shareholders at least monthly. Any capital gains are distributed at least annually. Shareholders tendering Shares shall be entitled to receive all dividends with a record date on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer.

8.	SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

The actual cost to the Fund of purchasing Shares from the Offer cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 98.5% of the NAV of the Shares on the Expiration Date. If the NAV on that date were the same as the NAV on November 12, 2020, and if 50% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $135,237,413.

The Fund expects to first use cash on hand to fund the repurchase of Shares in the Offer, and then intends to sell portfolio securities to raise any additional cash needed for the repurchase of Shares. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares.

The Offer may have certain adverse consequences for tendering and non-tendering Shareholders.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the NAV of the Shares, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of regular trading on the NYSE on the next trading day after the Expiration Date, if such a decline continued to the next trading day after the Expiration Date, the consideration received by tendering Shareholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders, and also reducing the NAV for non-tendering Shareholders. However, because the Offer price is for 98.5% of the NAV, the purchase of Shares tendered in and of itself would be somewhat accretive to the NAV outstanding following completion of the Offer.

The Fund may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objectives. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, and will not know the NAV on which the tender price is based until the next trading day after the Expiration Date, the Fund will not know until after the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities to raise sufficient cash.

Recognition of Capital Gains. As noted, the Fund may be required to sell portfolio securities in order to raise cash to meet purchase requests pursuant to the Offer. The tax consequences of such sales will depend on the difference between the price at which such portfolio securities are sold and the tax basis of the Fund in such securities. Any capital gains recognized in any such sales on a net basis, after reduction by any available net capital losses, including capital loss carryforwards, will be distributed to Shareholders as capital gain dividends (to the extent of net realized long-term capital gains over net realized short-term capital losses) or ordinary dividends (to the extent of net realized short-term capital gains over net realized long-term capital losses) during or with respect to the year of sale, and such distributions will generally be taxable to Shareholders. Any such sales (a) could require Shareholders that hold Shares at the time of a declaration of distributions to pay taxes on distributions of capital gains recognized by the Fund that may be larger than they otherwise would have been absent such sales; and (b) could require the Fund to sell additional portfolio securities in order to raise cash to make such additional distributions, thereby, requiring the Fund, in turn, to realize and recognize additional capital gains.

It is impossible to predict the amount of unrealized gains or losses in the Fund’s portfolio securities at the time that the Fund is required to sell such portfolio securities, and hence the amount of capital gains or losses that would be realized and recognized. As of November 12, 2020, the Fund had net unrealized losses of $5,680,394, net realized losses for the current fiscal year to date of $17,376,448, and capital loss carryforwards of $47,144,686 from its most recent tax year-end of November 30, 2019.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 6, “Certain U.S. Federal Income Tax Consequences.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering Shareholders. All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to potentially decreased diversification and proportionately higher expenses. Please note that Amundi Pioneer has agreed to waive or reimburse ordinary operating expenses of the Fund for the benefit of the remaining Shareholders so that such expenses do not exceed the annualized rate of 1.94% of average daily net assets of the Shares for a period of time following the completion of the Offer. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Possible Proration. If greater than 50% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, Shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

9.	PURPOSE OF THE OFFER

The purpose of the Offer is pursuant to a settlement agreement made by the Board with Saba Capital Management, L.P. (“Saba”) and certain associated parties to conduct a tender offer for Shares of the Fund. Pursuant to the settlement agreement, Saba, a holder of the Fund’s Common Shares, agreed to withdraw its nominations of three candidates for election to the Board and its proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer, and to terminate its proxy contest at the Fund’s 2020 Annual Meeting of Shareholders.

Amundi Pioneer recommended, and the Board agreed, that it is in the best interests of the Fund to conduct the Offer upon the terms specified in this Offer to Purchase and the Letter of Transmittal. Among other things, the Board considered that this Offer (i) will provide Shareholders with partial liquidity at close to NAV, (ii) because the Offer would be conducted at a 1.5% discount to NAV, the Offer would result in immediate accretion to the NAV of the Shares of remaining Shareholders, and (iii) per the settlement agreement, Amundi Pioneer has agreed to waive or reimburse ordinary operating expenses of the Fund for the benefit of the remaining holders of the Common Shares so that such expenses do not exceed the annualized rate of 1.94% of average daily net assets of the Common Shares for the period following the completion of the Offer until the date that is the earlier of (a) the date one day after the completion of the Fund’s 2022 annual meeting of shareholders, and (b) the date that is 60 days prior to the earlier of the last date that a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act or trustee nomination is permitted to be submitted to the Fund for the Fund’s 2023 annual meeting of shareholders. The Board also considered that the Offer may also have certain negative consequences for the Fund, including (w) a decrease in net assets, (x) potential disruptions in portfolio management, (y) expenses associated with conducting the Offer, and (z) potential tax consequences to the Fund and the Shareholders. The Board also considered that the settlement agreement with Saba avoided a proxy contest with Saba and associated expenses for the Fund.

Please bear in mind that none of the Fund, the Board, or Amundi Pioneer has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

None of the Fund, its Board, or Amundi Pioneer makes any recommendation to any Shareholder as to whether to tender or refrain from tendering any or all of such Shareholder’s Shares, and has not authorized any person to make any such recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

10.	INFORMATION CONCERNING THE FUND

The Fund was organized as a Delaware statutory trust on October 6, 2004. The Fund commenced operations on December 28, 2004. The Fund is a diversified, closed-end management investment company registered under the 1940 Act. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund is listed on the NYSE.

The Fund’s investment objective is to provide a high level of current income and the Fund may, as a secondary objective, also seek preservation of capital to the extent consistent with its investment objective of high current income. Under normal market conditions, the Fund seeks to achieve its investment objectives by investing at least 80% of its assets (net assets plus borrowings for investment purposes) in senior floating rate loans. For purposes of the Fund’s investment policies, senior floating rate loans include funds that invest primarily in senior floating rate loans. The Fund invests in below-investment-grade (high-yield) debt securities and preferred stocks. Some of these high-yield securities may be convertible into equity securities of the issuer.

The principal executive offices of the Fund are located at 60 State Street, Boston, MA 02109.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s website (www.sec.gov).

11.	INTERESTS OF THE TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

The members of the Board of Trustees of the Fund are: Thomas J. Perna, John E. Baumgardner, Jr., Diane Durnin, Benjamin M. Friedman, Lisa M. Jones, Lorraine H. Monchak, Marguerite A. Piret, Fred J. Ricciardi and Kenneth J. Taubes. Each member of the Board of Trustees, other than Ms. Jones and Mr. Taubes, is not an “interested person” as that term is defined in the 1940 Act (the “Independent Trustees” and, together with Ms. Jones and Mr. Taubes, the “Trustees”).

The officers of the Fund are: Lisa M. Jones, President and Chief Executive Officer, Mark E. Bradley, Treasurer and Chief Financial and Accounting Officer, and Christopher J. Kelley, Secretary and Chief Legal Officer.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees, officers and associates (as such term is used in Rule 12b-2 under the Exchange Act), as of November 12, 2020, the Trustees and officers of the Fund, as a group beneficially owned less than 1% of the outstanding Shares of the Fund. To the Fund’s knowledge, no Trustee or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees, officers and associates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Amundi Pioneer serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, Amundi Pioneer provides investment advisory services to the Fund for a monthly fee at an annual rate equal to 0.70% of the Fund’s average daily managed assets (which includes assets attributable to leverage).

The Fund also is a party to certain other service agreements.

The Fund is a party to a Transfer Agency Services Agreement with American Stock & Trust Company, LLC (“AST”). The Fund pays AST a fee or fees as may be agreed upon from time to time for the services it provides as transfer, shareholder services and dividend disbursing agent for the Fund.

Brown Brothers Harriman & Co. (“BBH”) serves as custodian for the Fund’s portfolio securities pursuant to the Custody Agreement (“Custody Agreement”) entered into with the Fund. Under the Custody Agreement, the Fund is obligated to pay BBH a fee or fees as may be agreed to from time to time for its services and expenses as agreed upon from time to time between the Fund and BBH.

The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

12.	LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer to Purchase, the Fund is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the acquisition of Common Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares tendered in response to the Offer pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Shares under the Offer is subject to various conditions described in Section 13, “Conditions of the Offer.”

13.	CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, the Fund will not accept tenders or effect repurchases if: (i) such transactions, if consummated, would: (A) result in the delisting of the Shares from the NYSE or (B) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund); or (ii) there is any (A) legal order issued by any court or other governmental or regulatory authority of competent jurisdiction in effect that prevents, prohibits or enjoins the consummation of the Offer, (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC, or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 2, “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

14.	FEES AND EXPENSES

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained AST Fund Solutions, LLC to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Fund will pay the Information Agent and the Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities. Shares will be purchased at 98.5% of the Fund’s NAV to offset the fees charged by the Information Agent and Depositary, among other costs.

15.	SELECTED FINANCIAL INFORMATION

The audited financial statements of the Fund for the twelve-month reporting period ended November 30, 2019 appear in the Fund’s Annual Report to Shareholders for the year ended November 30, 2019. The Annual Report has previously been provided to shareholders of the Fund and is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the period ended May 31, 2020 appear in the Fund’s Semi-Annual Report to Shareholders for the period ended May 31, 2020. The Semi-Annual Report has previously been provided to shareholders of the Fund and is incorporated by reference herein. Copies of the Annual Report and the Semi-Annual Report can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

16.	MISCELLANEOUS

The Offer is not being made to, nor will the Fund accept tenders from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

17.	CONTACTING THE DEPOSITARY AND THE INFORMATION AGENT

The Letter of Transmittal and any other required documents should be sent by each Shareholder of the Fund or his or her broker, dealer, bank, trust company or other nominees to the Depositary as set forth below.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Mail:	By Hand, Express Mail, Courier or Other Expedited Service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and other documents may be directed to the Information Agent at its telephone number below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

AST Fund Solutions, LLC

55 Challenger Road, 2nd Floor

Ridgefield Park, NJ 07660

All Holders Call Toll Free: (877) 478-5039

Pioneer Floating Rate Trust

November 23, 2020